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                                                                   EXHIBIT 99.02


                             JOINT FILING AGREEMENT


         Each of the undersigned hereby agrees and consents that the Schedule 13D filed herewith (the "Schedule 13D") by Quintiles Transnational Corp. ("QTRN") is filed on behalf of each of them pursuant to the authorization of the undersigned to QTRN to make such filing and that such Schedule 13D is filed jointly on behalf of each of them, pursuant to Sections 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, including Rule 13d-1(k)(l). Each of the undersigned hereby agrees that such
Schedule 13D is, and any further amendments to the Schedule 13D will be, filed on behalf of each of the undersigned. Each of the persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate. This agreement may be signed in counterparts. This agreement is effective as of November 5, 2001.


                                    QUINTILES TRANSNATIONAL CORP.


                                    By: /s/ John S. Russell
                                       ----------------------------------------
                                    Name:   John S. Russell
                                    Title:  Executive Vice President,
                                            Secretary and General Counsel




                                    QUINTILES, INC.


                                    By: /s/ John S. Russell
                                       ----------------------------------------
                                    Name:    John S. Russell
                                    Title:   Vice President and Secretary